Exhibit 99.1

Press Release Dated April 7, 2009

Press Release

Four Rivers BioEnergy Inc. Announces GBP3Million Strategic Acquisition of BioDiesel plant in the United Kingdom

Calvert City, Kentucky; April 7, 2009 Four Rivers BioEnergy Inc. (OTCBB: FRBE) (“Four Rivers'' or ”the Company”) is pleased to announce that it has acquired the BioDiesel plant and other existing assets of Blyth, Northumberland based, V-Fuels Biodiesel Limited under a ‘pre-packaged’ arrangement out of administration, working with the principal creditors, and the administrator.

Gary Hudson, President and CEO of Four Rivers, commented “We are delighted to have reached this agreement. This acquisition includes proprietary technology for application in the bio-fuels industry, and follows on from the STT® technology acquisition that we recently announced. The assets acquired match our acquisition criteria very well. In particular we have acquired a complete, currently dormant, but previously operational biodiesel plant, that is differentiated in terms of technology, location and logistics and which we believe will shortly be fully and commercially operational and offers plenty of scope for expansion.  We were also attracted by the ability to expand the existing business, use the excellent logistics of the site and local infrastructure and apply proven technology from other industries.  We also intend to use the considerable construction and financial structuring experience we have within the Four Rivers team, combined with the excellent team at V-Fuels, to maximize the value created from these assets for our shareholders”.

Stephen Padgett, Four Rivers’ Vice President, added “We are pleased with the way in which this transaction has been structured. We have not made any payment to the vendor for the assets, but have invested new money into the acquired assets to enable us to resume operations and improve the facility.  We are delighted that the vendor, which is a substantial hedge fund, stays as our co-shareholder with 13.75% of the share capital”.

Dan Cross, Managing Director of V-Fuels Biodiesel, said “These are very exciting times for everyone concerned with the Blyth manufacturing facility and I am very much looking forward to working with likeminded people at Four Rivers. The acquisition of the plant by Four Rivers brings together two groups of people with a desire to successfully develop the green energy market across the USA and Europe and with the expertise and vision to successfully develop other green business opportunities”.

This acquisition includes:

•

A fully licensed biodiesel plant based in Blyth capable of producing approximately 120,000 tonnes (35 million US gallons) of biodiesel, and currently one of the largest biodiesel manufacturing plants in Europe;

•

A site and manufacturing plant with current expansion capability to become the world’s leading manufacturer with a capacity of up to 1,000,000 tonnes of biodiesel per annum (300 million US gallons);

•

Unique technology to utilise a variety of feed stocks including Used Cooking Oil to produce European (EN14214) and American (ASTM D6751) specification biodiesel with a significantly lower carbon footprint than biodiesel manufactured from virgin feed stocks;

•

A 140 acre site with excellent road network and seaport access and with the potential for further development.

At signing of the acquisition agreements, Four Rivers will advance £300,000 (approximately $432,000) to secure the acquisition from the administrator and effect a discharge of current liens.  At closing, Four Rivers will invest a total of £400,000 (approximately $580,000) in new capital into the new corporate vehicle that has acquired the assets, which amount includes a conversion of the £300,000 initial advance, for its 85% equity interest. At closing Four Rivers also will lend £2,600,000 (approximately US$3,800,000) to the new corporate vehicle, by way of secured loan. All of the cash invested and advanced will be used to commence operations and for improvements and expansion.  As part of the acquisition, Four Rivers will issue a warrant to the vendor, BlueCrest Strategic Limited, to acquire 200,000 shares of common stock, at an exercise price of $8.00, exercisable until December 31, 2012.  The acquisition agreement will have provisions that permit Four Rivers to acquire and to require Four Rivers to buy the equity interest of the vendor, and provisions that permit Four Rivers to include the vendor's interest in a complete disposition of the facility.  Management of the facility on a going forward basis will be under the decisions powers of Four Rivers.

About 4Rivers

Four Rivers is a development stage integrated bioenergy company in Calvert City, Kentucky, in the early stages of the design and development of its initial facility, capitalizing upon an extensive permitted site with excellent waterborne, rail and road logistics. Four Rivers is run by a dedicated team highly experienced in the construction, operation and trading risk management of biofuel and petrochemical plants and mergers and acquisitions. In tandem with the Calvert City development, Four Rivers intends to pursue selective acquisitions of undervalued traditional plants and technologies for utilization in the bio-energy space, to build shareholder value.  To find out more about Four Rivers BioEnergy, Inc., visit our website at www.riv4ers.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on management's good faith views and expectations when made.  Forward-looking statements are inherently subject to known and unknown risks and uncertainties which, in the case of the company,  include raising adequate capital to continue operations, technology and product development uncertainties, competition, cost and availability of feedstock, and plant development and manufacturing scale up.  Actual results may differ, perhaps materially, from those discussed in the forward-looking statements.  The companies discussed in this release are not obligated to update theirs forward-looking statements or comment on those differences.  Readers are encouraged to refer to the recent public filings of each company to further ascertain the risks associated with the forward-looking statements.  Readers are urged not to place undue reliance upon such statements.

For further information regarding Four Rivers please contact:

Gary Hudson, President and CEO

Tel: +44 161 408 0126 or alternatively +1 270 282 0926

Fax: +1 270 447 1407

Email: garyhudson@riv4ers.com

Stephen Padgett, Vice President and Executive Director

Tel: +1 270 395 0176

Fax: +44 161 241 5365

Email: stephenpadgett@riv4ers.com